Exhibit 10.2

FIRST AMENDMENT TO SEVERANCE PROTECTION AGREEMENT

This FIRST AMENDMENT TO SEVERANCE PROTECTION AGREEMENT (the “Amendment”), dated December     , 2010, by and between MediciNova, Inc., a Delaware corporation (the “Company”), and              (the “Executive”).

WHEREAS, the Company and the Executive are party to that certain Severance Protection Agreement dated                      (the “Agreement”). All defined terms used but not herein defined shall have the meaning ascribed to them in the Agreement; and

WHEREAS, the Company and the Executive desire to enter into this Amendment in order to make certain changes to the terms of the Agreement.

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

1. The definition of “Full Release” is restated in its entirety as follows:

“Full Release” means a written release, timely executed so that it is fully effective no later than 60 days following the Executive’s Termination Date, in a form satisfactory to the Company and counsel pursuant to which the Executive fully and completely releases the Company from any and all claims that the Executive may have against the Company or its affiliates (other than any claims that may or have arisen under this Agreement).

2. Section 3 is restated in its entirety as follows:

SECTION 3. Termination of Employment.

3.1 If, during the Term, the Executive’s employment with the Company is terminated within 12 months following a Change in Control, the Executive will be entitled to the following compensation and benefits:

(a) If Executive’s employment with the Company is terminated (i) by the Company for Cause or Disability, (ii) by reason of the Executive’s death or (iii) by the Executive other than for Good Reason, the Company will pay to the Executive the Accrued Compensation and, if such termination is other than by the Company for Cause, a Pro Rata Bonus, such amount will be paid in a single lump sum cash payment by the Company to the Executive within five days after the Termination Date.

(b) If the Executive’s employment with the Company is terminated (whether by the Company or the Executive) for any reason other than as specified in Section 3.1(a), the Executive will be entitled to the following:

(i) the Company will pay the Executive all Accrued Compensation and a Pro Rata Bonus, such amounts will be paid in a single lump sum cash payment by the Company to the Executive within five days after the Termination Date;

(ii) subject to Section 18, if applicable, and subject to the Executive providing the Company with (and not revoking) a Full Release within 60 days following the Termination Date, taking into account any applicable period for revocation), the Company will pay the Executive as severance pay, and in lieu of any further compensation for periods subsequent to the Termination Date, in a single payment an amount in cash equal to two (2) times the sum of (A) the Base Salary Amount and (B) the Bonus Amount, such amount will be paid in a single lump sum cash payment by the Company to the Executive on the 60th day following the Termination Date;

(iii) subject to Section 18, and subject to the Executive providing the Company with (and not revoking) a Full Release and complying with his or her obligations under Section 6, the Company will, for a period of 24 months (the “Continuation Period”), at its expense provide to the Executive and the Executive’s dependents and beneficiaries the same or equivalent life insurance, disability, medical, dental, and hospitalization benefits (the “Continuation Period Benefits”) provided at Company expense to other similarly situated executives who continue in the employ of the Company during the Continuation Period (“similarly situated executives”). The obligations of the Company to provide the Executive and the Executive’s dependents and beneficiaries with the Continuation Period Benefits shall not restrict or limit the Company’s right to terminate or modify the benefits made available by the Company to its similarly situated executives or other employees and following any such termination or modification, the Continuation Period Benefits that Executive (and the Executive’s dependents and beneficiaries) shall be entitled to receive shall be so terminated or modified. The Company’s obligation hereunder with respect to the foregoing benefits will be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide the Executive hereunder as long as the coverages and benefits of the combined benefit plans are no less favorable to the Executive than the coverages and benefits required to be provided hereunder. This Section 3.1(b)(iii) will not be interpreted so as to limit any benefits to which the Executive or the Executive’s dependents or beneficiaries may be entitled under any of the Company’s employee benefit plans, programs or practices following the Executive’s termination of employment;

(iv) the Company shall provide the Executive with reasonable outplacement services suitable to the Executive’s position for a period of 12 months or, if earlier, until the first acceptance by the Executive of an offer of employment; and

(v) such other acceleration of vesting and other benefits provided in other Company plans or agreements regarding options to purchase Company stock, restricted stock, deferral of stock or other equity compensation awards granted to or otherwise applicable to Executive.

(c) The payments or benefits Section 3.1(b)(ii) and 3.1(b)(iii) shall commence within in the 60 day period as soon as the release is effective, provided that if the 60 day period begins in one taxable year and ends in a second taxable year such payments or benefits shall not commence until the second taxable year (and, in such event, the first such payment will include any amount that would, but for the requirement that the payment or benefit commence in the second year, have been paid in the first such taxable year). Additionally, to the extent necessary to comply with Code Section 409A, any such payment, reimbursements or in-kind benefits to be paid or provided to the Executive under Section 3.1(b)(iii) and/or Section 3.1(b)(iv), shall be paid or provided as soon as practical following submission by the Executive of a reimbursement request but no later than the end of the third calendar year following the calendar year in which the Termination Date occurs and no benefit will be paid or provided if the Executive incurs such cost after the end of the second calendar year following the calendar year in which the Termination Date occurs.

(d) The Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and no such payment will be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment, except as specifically provided in Section 3.1(b)(iii) and 3.1(b)(iv).

3.2 Notwithstanding anything in this Agreement to the contrary, if, within the 30 days immediately preceding a Change in Control, (i) the Executive’s employment is terminated (whether by the Company or the Executive) for any reason other than as specified in Section 3.1(a), or (ii) (A) there is a material adverse change in the Executive’s status, position or responsibilities (including reporting responsibilities) from that which applied to Executive on the date of this Agreement, and (B) the Executive’s employment with the Company is subsequently terminated within 24 months following a Change in Control (whether by the Company or the Executive) for any reason other than as specified in Section 3.1(a), the Executive shall be entitled to receive the benefits provided in Section 3.1(b).

3.3 Except as otherwise noted herein, the compensation to be paid to the Executive pursuant to Sections 3.1(a), 3.1(b)(i) and 3.1(b)(ii) of this Agreement (whether by reason of Section 3.1(c) or Section 3.2) will be in lieu of any similar severance or termination compensation (i.e., compensation based directly on the Executive’s annual salary or annual salary and bonus) to which the Executive may be entitled under any other Company severance or termination agreement, plan, program, policy, practice or arrangement.

3. [Section 5 is restated in its entirety as follows:

SECTION 5. Excise Tax Adjustments.

5.1 In the event Executive becomes entitled to receive the benefits provided pursuant to Sections 3.1(b) or 3.2 herein, and the Company determines that such benefits (the “Total Payments”) will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code, or any similar tax that may hereafter be imposed, the Company shall compute the “Net After-Tax Amount,” and the “Reduced Amount,” and shall adjust the Total Payments as described below. The Net After-Tax Amount shall mean the present value of all amounts payable to the Executive hereunder, net of all federal income, excise and employment taxes imposed on the Executive by reason of such payments. The Reduced Amount shall mean the largest aggregate amount of the Total Payments that if paid to the Executive would result in the Executive receiving a Net

After-Tax Amount that is equal to or greater than the Net After-Tax Amount that the Executive would have received if the Total Payments had been made. If the Company determines that there is a Reduced Amount, the Total Payments will be reduced to the Reduced Amount. With respect to any such reduction, payments and benefits will be reduced in the following order: first against the latest scheduled cash payments (if necessary, to zero), then against any current cash payments and benefits (if necessary, to zero), then against any equity or equity derivative payments and benefits (if necessary, to zero) and then to non-cash payments and benefits (other than equity or equity derivative related payments).

5.2 For purposes of determining whether the Total Payments will be subject to the Excise Tax and the amounts of such Excise Tax and for purposes of determining the Reduced Amount and the Net After-Tax Amount:

(a) Any other payments or benefits received or to be received by the Executive in connection with a Change in Control of the Company or the Executive’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company, or with any individual, entity, or group of individuals or entities (individually and collectively referred to in this subsection (a) as “Persons”) whose actions result in a change in control of the Company or any Person affiliated with the Company or such Persons) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of a tax advisor selected by the Company and reasonably acceptable to the Executive (“Tax Counsel”), such other payments or benefits (in whole or in part) should be treated by the courts as representing reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code), or otherwise not subject to the Excise Tax;

(b) The amount of the Total Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (i) the total amount of the Total Payments; or (ii) the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying clause (a) above);

(c) In the event that the Executive disputes any calculation or determination made by the Company, the matter shall be determined by Tax Counsel, the fees and expenses of which shall be borne solely by the Company; and

(d) The Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Total Payments are to be made or commenced, as applicable, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the effective date of employment, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes, taking into account the reduction in itemized deduction under Section 68 of the Code.]

4. [Section 8 is restated in its entirety as follows:

SECTION 8. Fees and Expenses.

The Company will pay as they become due all legal fees and related expenses (including the costs of experts) incurred by the Executive, in good faith, in (a) contesting or disputing, any such termination of employment and (b) seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Company under which the Executive is or may be entitled to receive benefits. Any such reimbursements under this Section 8 shall be made as soon as practicable following submission of a reimbursement request, but no later than the end of the year following the year during which the underlying expense was incurred. If the dispute is resolved by a final decision of an arbitrator pursuant to Section 15 in the favor of the Company, the Executive shall reimburse the Company for all such legal fees and related expenses (including costs of experts) paid by the Company on behalf of the Executive.]

5.	This Amendment constitutes the entire agreement concerning the subject matter hereof, and it supersedes any prior or contemporaneous oral or written representations, statements, understandings, or agreements concerning the subject matter of this Amendment. This Amendment shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. This Amendment shall be governed by the laws of the state whose law the parties have agreed shall govern under the Agreement. Section headings used herein are for convenience only and shall not be used to interpret any term or provision hereof. This Amendment may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one agreement. This Letter Agreement may only be amended by written agreement signed by each of the Parties. Except as amended by this Amendment, the Agreement shall remain unaffected and in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date set forth first above.

MEDICINOVA, INC.

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